Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Agrees to Settle Kleen Products Class Action Litigation

MEMPHIS, Tenn. – June 27, 2017 – International Paper (NYSE: IP) today announced that it has entered into an agreement to settle the Kleen Products antitrust class action lawsuit, which was filed in 2010 against the Company and seven other containerboard producers and is pending in the United States District Court for the Northern District of Illinois.

If approved by the court, the agreement would resolve disputed claims involving the price of containerboard products purchased directly from International Paper, Temple-Inland Inc. and Weyerhaeuser Company by the class members at any time prior to the date of court approval. Under the terms of the agreement, the Company will pay $354 million into a settlement fund in return for dismissal and release of all claims. The Company will record a reserve for the expected settlement, which will result in a pre-tax charge of $354 million ($219 million, net of tax) in the second quarter of 2017.

“We continue to maintain that the allegations are baseless and without merit,” said Mark Sutton, Chairman and Chief Executive Officer. “However, we have agreed to settle this lawsuit in order to avoid substantial on-going legal expenses and the inherent risks of a multi-billion-dollar class-action lawsuit.”

In this complex class-action case, where any award would be tripled and potentially paid by International Paper alone, this settlement avoids the substantial uncertainty of continued involvement with this litigation and a possible adverse jury verdict.

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About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, Asia and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the receipt of court approval for the settlement; (ii) industry conditions; (iii) global economic conditions and political changes; and (iv) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287.